Exhibit 99.1

Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242	Contact: The MWW Group Rich Tauberman (rtauberman@mww.com) (201) 507-9500
38 Corporate Circle
Albany, NY 12203

www.twec.com	NEWS RELEASE

Trans World Entertainment Acquires Majority Interest in Mix & Burn

INVESTMENT EXPANDS DIGITAL CONTENT CAPABILITIES IN STORES

ALBANY, N.Y., March 30, 2006 — Trans World Entertainment Corporation (Nasdaq: TWMC), a leading entertainment specialty retailer and parent of f.y.e. (for your entertainment), announced today that it has acquired a controlling interest in Mix & Burn, LLC the leading provider of digital content services to retailers nationwide. Using Mix & Burn’s technology, consumers can mix and burn music CDs and download digital songs on demand, allowing the creation of customized playlists from an extensive catalog of new and old content. Mix & Burn will soon expand its offerings to include downloads onto a music player, cell phone and portable video player.

“The Mix & Burn acquisition will enable our retail locations to offer customers a best in-class in-store entertainment experience that will lead to the sale of new content, new products and new services, including music players, cell phones and cell phone service plans” said Jim Litwak, President and COO of Trans World Entertainment. In the near future “Mix & Burn will become a feature of the “Download Zone” section of our stores as we continue to transform the store to be a source of digital as well as physical entertainment content.”

“Mix & Burn is the leading provider delivering digital content via customer entertainment kiosks at retail locations and is helping to change the traditional music and video business”, said Bob French, President of Mix & Burn. “The acquisition by Trans World will also allow us to further build our business and optimize our innovative technology.”

Trans World Entertainment is a leading specialty retailer of music, video and video game products. The Company operates over 1,100 retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com, www.coconuts.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com. In addition to its mall locations, operated under the f.y.e., Sam Goody and Suncoast brands, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, Sam Goody, On Cue, CD World, Spec’s, Second Spin and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

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